Exhibit 99.1

Bank of the Ozarks, Inc. Reaffirms Guidance and Provides Additional Information

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Bank of the Ozarks, Inc. (NASDAQ: OZRK) is providing the following information for the benefit of stockholders in response to the heightened activity in its common stock on the NASDAQ Global Select Market in recent days. While it is the Company’s normal policy to not comment on unusual trading activity or changes in the Company’s quoted stock price or to provide updated guidance between quarterly conference calls, the Company has recently received numerous inquiries requesting updated guidance in light of recent developments in the financial sector.

Since issuance of the Company’s news release on April 10, 2008 announcing the Company’s first quarter 2008 earnings and the Company’s conference call on April 11, 2008 in which its first quarter results were discussed and future guidance given, the Company has not disclosed any material new information or altered such guidance.

Stockholders and other interested parties are encouraged to listen to the recorded playback of the April 11, 2008 conference call which is available on the Company’s website www.bankozarks.com. While actual results for some categories of income and expense may vary somewhat from the guidance provided, the Company believes that, in the aggregate, the guidance provided in such conference call is still appropriate in material respects.

In response to specific inquiries from stockholders, the Company is reiterating previously issued guidance and providing additional information as follows:

  The Company has stated that one of its goals for 2008 is to achieve record net interest income in each quarter, as it did in the first quarter of 2008, and the Company continues to believe this is a reasonable goal. The Company expects to accomplish this goal by growing loans and leases from the low teens to the high teens in percentage terms in 2008 and maintaining or improving net interest margin from the level achieved in the fourth quarter of 2007.
  While the Company continues to expect that its ratios of nonperforming loans and leases, nonperforming assets and past-due loans and leases will increase during 2008 due to current and expected economic conditions, the Company continues to believe that (i) its primary markets in Arkansas, Texas and North Carolina have been and will be less significantly impacted by economic weakness than some other markets, (ii) its ratios for nonperforming loans and leases, nonperforming assets and past due loans and leases will continue to compare favorably to such ratios for the industry as a whole and (iii) the Company’s expected net charge-off ratio for the full year of 2008 will be in a mid-20’s and low-30’s basis point range.

  The Company continues to believe that it is on track to achieve its paramount goal for 2008, which is to once again return to a record quarterly earnings pace at some time during the year.

In addition to the guidance above, the Company expects to continue its regulatory status as “well capitalized” and has no present plans to raise additional equity capital.

The Company now plans to report second quarter earnings at the end of business Thursday, July 10, 2008, and expects to conduct a conference call to review such information at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday, July 11, 2008.

This release contains forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future, including the Company’s goals and expectations for returning to record quarterly earnings during 2008, increasing net interest income in each quarter of 2008, growing earning assets, growing loans and leases, maintaining or improving net interest margin, changes in nonperforming loans and leases, nonperforming assets and past-due loans and leases, future net charge-offs, operating results, maintenance of well-capitalized status and the present absence of plans to raise additional equity capital.

Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic and housing market conditions and their effects on the creditworthiness of borrowers and collateral values, potential legislation including legislation intended to protect homeowners, the ability to attract new deposits and loans and leases, as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2007 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 73 offices including 65 banking offices in 34 communities throughout northern, western and central Arkansas, six Texas banking offices, and loan production offices in Little Rock, Arkansas, and Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217